Exhibit 99.1

                                    FORM 11-K




(Mark One)
  [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended          December 31, 2003
                          -----------------------------------------------------
                                              OR
  [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the transition period from                           to
                               -------------------------   --------------------
Commission file number             1-10254
                      ---------------------------------------------------------




            TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN



                           TOTAL SYSTEM SERVICES, INC.
                                1600 FIRST AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-2204

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                              Financial Statements

                        December 31, 2003, 2002, and 2001

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report



The Plan Administrator
Total System Services, Inc. Employee
   Stock Purchase Plan:


We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan as of December 31, 2003 and 2002, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Total System Services, Inc. Employee Stock Purchase Plan as of December 31, 2003 and 2002, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.


/s/KPMG LLP





March 12, 2004

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                        Statements of Financial Condition
                           December 31, 2003 and 2002

                                    Assets                                                2003                  2002
                                                                                   -------------------   -------------------
Common stock of Total System Services, Inc. at market value -
     1,748,194 shares (cost $31,386,554) in 2003 and
     1,790,666 shares (cost $29,840,943) in 2002 (note 2)                       $       54,421,275            24,173,986
Dividends receivable                                                                        31,149                30,500
Contributions receivable                                                                   534,764               487,962
                                                                                   -------------------   -------------------
                                                                                $       54,987,188            24,692,448
                                                                                   ===================   ===================
                                   Plan Equity

Plan equity (5,489 and 5,385 participants at
     December 31, 2003 and 2002, respectively)                                  $       54,987,188            24,692,448
                                                                                   ===================   ===================

See accompanying notes to financial statements.

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

               Statements of Operations and Changes in Plan Equity
                 Years ended December 31, 2003, 2002, and 2001

                                                                    2003                  2002                  2001
                                                              ------------------    ------------------    ------------------
Dividend income                                            $         123,777               108,225                93,195
Realized gain on distributions to participants
     (note 4)                                                      4,026,165             1,913,128             4,686,645
Unrealized (depreciation) appreciation in common
     stock of Total System Services, Inc. (note 3)                28,701,678           (13,716,848)           (6,065,826)
Contributions (notes 1 and 2):
     Participants                                                  8,147,986             7,575,583             6,650,650
     Participating employers:
        Total System Services, Inc.                                3,336,669             3,116,193             2,518,911
        Columbus Depot Equipment Company                                 162                   154                   149
        TSYS Total Solutions, Inc.                                       --                    --                264,872
        Columbus Productions, Inc.                                    45,584                49,355                57,972
        TSYS Canada, Inc.                                             31,850                25,363                18,592
        TSYS Total Debt Management, Inc.                              56,446                62,385                   --
        ProCard, Inc.                                                 95,316                27,653                   --
        DotsConnect, Inc.                                                --                    --                 56,101
        Vital Processing Services, L.L.C.                            481,998               511,160               423,270
        Enhancement Services Corporation                              15,092                   --                    --
        TSYS Tech. Center                                             11,092                   --                    --
                                                              ------------------    ------------------    ------------------
                 Total employer contributions                      4,074,209             3,792,263             3,339,867
                                                              ------------------    ------------------    ------------------
                 Increase (decrease) in Plan equity
                     before withdrawals                           45,073,815              (327,649)            8,704,531
Withdrawals by participants - common stock of
     Total System Services, Inc. at market value
     (631,575 shares in 2003, 441,103 shares in 2002,
     and 418,335 shares in 2001) (notes 2 and 4)                 (14,779,075)           (9,310,243)          (10,849,350)
                                                              ------------------    ------------------    ------------------
                 Increase (decrease) in Plan equity
                    for the year                                  30,294,740            (9,637,892)           (2,144,819)
Plan equity at beginning of year                                  24,692,448            34,330,340            36,475,159
                                                              ------------------    ------------------    ------------------
Plan equity at end of year                                 $      54,987,188            24,692,448            34,330,340
                                                              ==================    ==================    ==================

See accompanying notes to financial statements.

                                        3



                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2003, 2002, and 2001



(1)    Description of the Plan

       The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries' employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS and subsidiaries (the Participating Employers).

       TSYS serves as the Plan administrator. Prior to August 1, 2002, the Plan agent was State Street Bank and Trust Company. Effective August 1, 2002, the Plan agent is Mellon Investor Services, LLC, hereafter referred to as "Agent."

       Prior to July 1, 2002, all employees who work twenty hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work 20 hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. Effective December 31, 2002, employees of TSYS or TSYS affiliates who are employed in a country other than the United States and are eligible to participate in a compensatory stock plan sponsored by TSYS or TSYS affiliates similar to the Plan that has been established pursuant to the laws of that country are not eligible to participate in the Plan. Participants contribute to the Plan through payroll deductions as a percentage of compensation. The minimum contribution was 0.5%, and the maximum contribution ranges from 3% to 7%, based on years of service. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant's contribution. Participants are immediately vested in their contributions and Participating Employers' matching contributions.

       The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers' fees, commissions, postage, and transaction costs which are included in the cost of each participant's investment in common stock of TSYS.

       The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Plan sponsor for a specified period of time. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their employer matching contributions being suspended.

       TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him/her or TSYS prior to the date of such amendment or termination.

(2)    Summary of Accounting Policies

       The investment in common stock of TSYS is stated at market value. The 2003 and 2002 market values are based on the closing price at year-end. The December 31, 2003 and 2002 market values were $31.13 and $13.50 per share, respectively.

                                         4                          (Continued)

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2003, 2002, and 2001




       The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the market value per share at the date of the distribution to the participants.

       Contributions to and withdrawals from the Plan are accounted for on the accrual basis. Common stock contributions are recorded at fair value.

       During the years ended December 31, 2002 and 2001, TSYS contributed one share of stock to each new employee, upon reaching three months of employment with TSYS. Such contributions were made to the employees' accounts with the Plan, and resulted in an increase of employer contributions of approximately $1,827 and $28,587 for the years ended December 31, 2002 and 2001, respectively. Effective January 23, 2002, the Plan was amended to eliminate this gift stock program.

       Dividend income is accrued on the record date.

       The Plan's investments include common stock of TSYS which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan's financial statements.

       The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxed to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

       Management of the Plan believes that the carrying amount of receivables is a reasonable approximation of the fair value due to the short-term nature of these instruments.

                                         5                           (Continued)

                           TOTAL SYSTEM SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2003, 2002, and 2001


(3)    Unrealized (Depreciation) Appreciation in Common Stock of TSYS

       Changes in unrealized (depreciation) appreciation in common stock of TSYS are as follows:


                                                        2003          2002            2001
                                                    -----------   -------------    ------------
       Unrealized appreciation (depreciation
          at end of year                            $23,034,721     (5,666,957)      8,049,891
       Unrealized (depreciation) appreciation
          at beginning of year                       (5,666,957)     8,049,891      14,115,717
                                                    -----------   -------------    ------------
                Unrealized appreciation
                    (depreciation) for the year     $28,701,678    (13,716,848)     (6,065,826)
                                                    ===========   =============    ============



(4)    Realized Gain on Withdrawal Distributions to Participants

       The gain realized on withdrawal distributions to participants is summarized as follows:

                                                        2003          2002            2001
                                                    -----------   -------------    ------------
       Market value at dates of distribution or
         redemption of shares of common
         stock of TSYS                              $14,779,075    9,310,243         10,849,350
           Less cost (computed on an average
             cost basis) of shares of common
             stock of TSYS distributed or
             redeemed                                10,752,910    7,397,115          6,162,705
                                                    -----------   ------------     ------------
                    Total realized gain             $ 4,026,165    1,913,128          4,686,645
                                                    ===========   =============    ============



                                         6